EXHIBIT 11

                        PIONEER FINANCIAL SERVICES, INC.

                      STATEMENT OF COMPUTATION OF PER SHARE

                                   NET INCOME

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                                                                                  For the Year Ended December 31
                                                           1996                      1995                          1994

Net Income                                            $ 30,456,000                $ 20,968,000                  $ 17,149,000
Less Dividends on
  Preferred Stock                                         (591,000)                 (1,805,000)                   (1,904,000)

Primary Basis-Net Income                              $ 29,865,000                $ 19,163,000                  $ 15,245,000

  Fully Diluted Basis-
  Net Income **                                       $ 33,873,000                $ 23,266,000                  $ 20,145,000

Average shares outstanding                              10,826,477                   7,586,908                     6,221,216
Common Stock equivalents
  from dilutive stock
  options, based on the
  treasury stock method
  using average market
  price                                                    287,163                    252,501                        237,847

     TOTAL-PRIMARY BASIS                                11,113,640                   7,839,409                     6,459,063

Additional shares assuming
  conversion of Preferred
  Stock                                                    504,502                   1,358,240                     1,387,680
Additional shares assuming
  conversion of Subordinated
  Debentures                                               466,854                   3,231,282                     4,887,404
Additional shares assuming
  conversion of subordinated
 notes                                                   3,299,180                           -                             -
Additional Common Stock
  equivalents from dilutive
  stock options, based on the
  treasury stock method
  using closing market price                               269,386                     179,483                             -

     TOTAL-FULLY DILUTED                                15,653,562                  12,608,414                    12,734,147

Net income per share-
  Primary                                                   $ 2.69                     $ 2.44                        $ 2.36

Net income per share-
  Fully Diluted                                             $ 2.16                     $ 1.85                        $ 1.58



** Fully diluted net income per share was calculated after adding tax effected interest and amortization of offering costs on Subordinated Debentures of $3,417,000, $2,298,000, and $2,996,000 for the years ended December 31,
    1996, 1995, and 1994 respectively.

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